UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 2, 2012, Griffin Capital Net Lease REIT, Inc. (the “Registrant”), through its operating partnership and certain wholly-owned subsidiaries of its operating partnership (each a “Borrower”), entered into that certain Second Amendment (the “Second Amendment to the Restated KeyBank Credit Agreement”) to the Amended and Restated Credit Agreement (the “Restated KeyBank Credit Agreement”) with a syndicate of lenders, under which KeyBank National Association (“KeyBank”) serves as administrative agent. The Second Amendment to the Restated KeyBank Credit Agreement is described in further detail in Item 2.03. The description of the Second Amendment to the Restated KeyBank Credit Agreement contained in this report is qualified in its entirety by the full agreement, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 2, 2012, pursuant to the Second Amendment to the Restated KeyBank Credit Agreement, the available commitments under the revised revolving credit facility were increased from $150 million to $200 million. In addition, the Second Amendment to the Restated KeyBank Credit Agreement provided for one or more wholly-owned subsidiaries of a Borrower, whose only asset is its equity ownership interests in a wholly-owned subsidiary (including any Borrower) (an “SPE”) whose only asset is its ownership interest in real property, may incur a bridge loan provided by KeyBank. Any bridge loan may be secured by a pledge of the equity interest in the SPE, but not by a lien on the real property. The aggregate principal amount under any bridge loan may not exceed $25 million. The Registrant may provide a guaranty in connection with any bridge loans and such guaranty will be pari passu with the Registrant’s guaranty under the Restated KeyBank Credit Agreement. The final maturity date of any bridge loan may not be any later than May 18, 2014. The other material terms of the Restated KeyBank Credit Agreement were otherwise unchanged. The Restated KeyBank Credit Agreement currently has an available balance of approximately $54 million.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

10.1	Second Amendment to Amended and Restated Credit Agreement dated October 2, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: October 4, 2012	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer